Exhibit 99.1

PRIMUS Telecommunications Reports Fourth Quarter and Full-Year 2009 Financial Results

•	Q4 Net Revenue of $216.4 Million, up 4.1% Sequentially; 2009 Net Revenue of $815.6 Million

•	Q4 Adjusted EBITDA of $23.1 Million, up 9.9% Sequentially; 2009 Adjusted EBITDA of $84.3 Million

•	$42.5 Million Cash Balance at December 31, 2009

•	Q4 Free Cash Flow of $2.7 Million; 2009 Free Cash Flow of $27.9 Million

MCLEAN, VA – (MARKET WIRE) – March 4, 2010 – PRIMUS Telecommunications Group, Incorporated (PRIMUS) (OTCBB: PMUG), a global, facilities-based integrated communications services provider, announced results for the fourth quarter and full year 2009. For the fourth quarter 2009, net revenue was $216.4 million; Adjusted EBITDA was $23.1 million; and Free Cash Flow was $2.7 million. On a combined basis for the full year 2009, net revenue was $815.6 million; Adjusted EBITDA was $84.3 million; and Free Cash Flow was $27.9 million. See “Financial Presentation Considerations” below.

“Our fourth quarter results conclude a year of improved Adjusted EBITDA and positive Free Cash Flow,” said K. Paul Singh, Chairman and Chief Executive Officer. On a combined basis for the full year 2009, Adjusted EBITDA was $84.3 million representing a 28.0% increase over the prior year, and Free Cash Flow was $27.9 million. In the fourth quarter we successfully completed a $130 million debt refinancing which extended former 2011 debt maturities to 2016, subject to certain conditions. Net revenue from high margin Growth Services – which include broadband, data, data center, retail VoIP, on-net local and wireless services – as a percentage of total retail net revenue, continues to rise, reaching 43%, up from 42% in the third quarter and 38% a year ago. Additionally, the rate of decline of retail net revenue continued to slow again this quarter.

“In 2010, we expect continuation of a challenging global economic environment with an overall weak demand outlook for residential and commercial telecom spending. In this macro economic and competitive environment our priorities for 2010 will focus on implementing further operational and productivity improvements to enhance the financial performance of our existing businesses. We will continue to make additional marketing investments, in a prudent manner, to support our revenue mix shift toward broadband, data hosting and hosted IP-PBX services. Our objective is to generate stable Adjusted EBITDA and Free Cash Flow in 2010 concluded Singh.

Fourth Quarter 2009 Financial Results

Net revenue of $216.4 million increased $8.4 million, or 4.1%, from $207.9 million in the third quarter of 2009. Exclusive of a favorable $9.2 million currency effect, net revenue decreased $0.8 million, or 0.4%, from the third quarter of 2009. This sequential decrease, exclusive of the currency effect, was comprised of a decline of $1.6 million in retail revenues and growth of $0.8 million in wholesale revenue. The $1.6 million decline in retail revenue, exclusive of currency, reflects continued improvement from the decline of $2.2 million and $5.3 million experienced in the third and second quarters of 2009, respectively. Growth Services net revenue was 43% of retail revenue in the fourth quarter, as compared to 42% in the prior quarter. On a year-over-year basis, fourth quarter net revenue increased $13.1 million, or 6.4%. Exclusive of a favorable $30.0 million currency effect, net revenue decreased $16.9 million, or 8.3% from the fourth quarter a year ago.

Net Revenue by Major Operating Segment

The following details fourth quarter 2009 and sequential and year-ago comparisons by operating segment:

Canada

•

Net revenue of $58.7 million increased $1.3 million, or 2.4%, from $57.4 million in the third quarter of 2009. Exclusive of a favorable $2.2 million currency effect, net revenue decreased $0.9 million, or 1.6%, from the third quarter of 2009. On a year-over-year basis, net revenue increased $2.1 million, or 3.8%. Exclusive of a favorable $7.3 million currency effect, net revenue decreased $5.2 million, or 9.1%, from the fourth quarter a year ago.

•

The $0.9 million sequential net revenue decline, exclusive of currency, is comprised of a $0.9 million decline from traditional voice services and $0.3 million decline from prepaid voice services, partially offset by a $0.3 million increase in local, VoIP, broadband internet, wireless, data and hosting service revenue.

Australia

•

Net revenue of $69.0 million increased $5.3 million, or 8.4%, from $63.7 million in the third quarter of 2009. Exclusive of a favorable $5.8 million currency effect, net revenue decreased $0.5 million, or 0.8%, from the third quarter of 2009. On a year-over-year basis, fourth quarter net revenue increased $13.4 million, or 24.0%. Exclusive of a favorable $18.0 million currency effect, net revenue decreased $4.6 million, or 8.3%, from the fourth quarter a year ago.

•

The $0.5 million sequential net revenue decline, exclusive of currency, is comprised of a $0.6 million decline from traditional voice, dial-up internet and off-net local services, partially offset by a $0.1 million increase from on-net local, VoIP, broadband internet, wireless, data and hosting service revenue.

Wholesale

•

Net revenue of $54.9 million increased $1.3 million, or 2.5%, from $53.6 million in the third quarter of 2009. Exclusive of a favorable $0.5 million currency effect, net revenue increased $0.8 million, or 1.5%, from the third quarter of 2009. On a year-over-year basis, fourth quarter net revenue increased $2.4 million, or 4.5%. Exclusive of a favorable $2.5 million currency effect, net revenue decreased $0.1 million, or 0.2%, from the fourth quarter a year ago.

•	The $0.8 million sequential net revenue increase, exclusive of currency, is a result of continued expansion of our network routing capabilities.

United States

•

Net revenue for the fourth quarter of 2009 was $15.3 million, down $0.6 million, or 3.7%, from $15.9 million in the third quarter of 2009. On a year-over-year basis, net revenue decreased $4.7 million, or 23.5%.

•	The $0.6 million sequential net revenue decline is comprised of a $0.9 million decline from traditional voice services partially offset by a $0.3 million increase from VoIP services.

Europe

•

Net revenue of $14.2 million increased $0.8 million, or 5.8%, from $13.4 million in the third quarter of 2009. Exclusive of the favorable $0.3 million currency effect, net revenue increased $0.5 million, or 3.4%, from the third quarter of 2009. On a year-over-year basis, fourth quarter net revenue decreased $1.9 million, or 11.7%. Exclusive of a favorable $1.2 million currency effect, net revenue declined $3.1 million, or 19.4%, from the fourth quarter a year ago.

•	The $0.5 million sequential net revenue increase, exclusive of currency, is primarily comprised of an increase in VoIP services.

Brazil

•

Net revenue of $4.3 million increased $0.2 million, or 5.8%, from $4.1 million in the third quarter 2009. Exclusive of a favorable $0.3 million currency effect, net revenue declined $0.1 million, or 1.3%, from the third quarter of 2009. On a year-over-year basis, fourth quarter net revenue increased $1.8 million, or 71.6%. Exclusive of a favorable $1.0 million currency effect, net revenue increased $0.8 million, or 31.2%, from the fourth quarter a year ago.

•

The $0.1 million sequential net revenue decline, exclusive of currency, is comprised of a $0.2 million decline in traditional voice services partially offset by a $0.1 million increase in VoIP, internet and hosting services.

Net revenue less cost of revenue was $74.0 million, or 34.2% of net revenue, compared to $71.9 million, or 34.6% of net revenue, in the prior quarter and $67.2 million, or 33.1% of net revenue, in the year-ago quarter. The sequential margin percentage decline reflects the loss of high margin traditional voice and dial-up internet services partially offset by cost reductions. The year-over-year margin percentage increase reflects both a shift in product mix from lower margin wholesale revenue and cost reduction actions.

Selling, general and administrative (SG&A) expense was $51.8 million, or 23.9% of net revenue, compared to $51.1 million, or 24.6% of net revenue in the prior quarter, and $52.1 million, or 25.6% of net revenue, in the year-ago quarter. The $0.7 million sequential increase in SG&A expense is comprised of a $2.4 million increase from foreign currency and a $1.7 million decrease from operating expenses. The year-over-year $0.3 million decrease in SG&A reflects a $7.5 million increase from foreign currency translation and a $7.8 million decrease in virtually all categories of expense, with the exception of advertising, and is reflective of the Company’s cost reduction actions over the past year.

Income from operations was $2.7 million compared to $0.6 million in the prior quarter. Depreciation and amortization expense was $19.5 million as compared to $ 20.0 million in the third quarter of 2009.

Adjusted EBITDA was $23.1 million, or 10.7% of net revenue, compared to $21.0 million, or 10.1% of net revenue, in the prior quarter and $15.2 million, or 7.5% of net revenue, in the year-ago quarter. The $2.1 million sequential improvement reflects a $1.3 million increase from currency translation and $0.8 million increase from the variances described above. The year-over-year increase reflects the increase in net revenue, the margin percentage increase and significant cost reductions implemented throughout the past year. Adjusted EBITDA is a non-GAAP measure – see non-GAAP measure reconciliations and descriptions below.

Interest expense was $8.6 million, a decrease of $0.2 million from $8.8 million in the prior quarter and a $3.7 million decrease from $12.3 million in the year-ago quarter. The year-over-year decrease is attributable to a reduction in the Company’s level of indebtedness as a result of the Company’s financial restructuring.

Net income was $16.4 million, or $1.71 per basic and $1.67 per diluted common share, compared to a net loss of $15.2 million, or $(1.58) per basic and diluted common share, in the prior quarter and a net loss of $35.3 million, or $(0.25) per basic and diluted share in the year-ago quarter.

The number of shares outstanding used to calculate basic and diluted earnings per common share in the fourth quarter of 2009 was 9.6 million and 9.8 million, respectively, 9.6 million in the third quarter of 2009 and a decrease from 142.7 million in the fourth quarter of 2008 as the number of basic and dilutive common shares outstanding reflect the completion of the Company’s financial restructuring.

The Company is currently finalizing the impact on its results of various matters that relate to income taxes. Therefore, certain figures presented in this press release, may, depending on the finalization of certain income tax matters, differ from those that will be presented in the Company’s Form 10-K for the year ended December 31, 2009.

Balance Sheet, Liquidity and Capital Resources

PRIMUS ended the fourth quarter 2009 with $42.5 million in unrestricted cash and cash equivalents up from $41.9 million at September 30, 2009. Cash uses during the quarter were comprised of $10.6 million for interest, $5.5 million in capital expenditures, $3.5 million for debt refinancing and capital lease amortization payments, $2.4 million for working capital and $1.5 million for previously accrued reorganization costs. These uses were offset by $23.1 million of Adjusted EBITDA and $1.0 million from currency movements.

The principal amount of PRIMUS’ long-term debt obligations as of December 31, 2009 was $259.5 million.

Free Cash Flow for the fourth quarter 2009 was $2.7 million compared to $9.1 million in the prior quarter and negative $0.6 million in the year-ago quarter. PRIMUS defines Free Cash Flow as net cash provided by operating activities less cash used in the purchase of property and equipment. Free Cash Flow is a non-GAAP measure – see non-GAAP measure reconciliations and descriptions below.

Debt Refinancing

On December 22, 2009, the Company completed a $130.0 million Unit Offering consisting of senior secured notes of PRIMUS Telecommunications Holding, Inc. and PRIMUS Telecommunications Canada, Inc. due 2016, subject to certain conditions. Proceeds of the offering were used to retire the existing $94.8 million senior secured term loan facility and the $27.0 million Canadian credit facility due February and May 2011, respectively.

“During the quarter, we accomplished our most important near-term objective, completing our debt refinancing that extended our 2011 debt maturities to 2016, subject to certain conditions, and increased our financial flexibility,” said Thomas R. Kloster, Chief Financial Officer. “We also completed initiatives to reduce $10 million in annualized costs which partially benefited our fourth quarter results and will further benefit 2010 results. Capital expenditures in the fourth quarter were $5.5 million, with over 90% focused on Growth Services in our primary markets, bringing capital expenditures for the year to $15.1 million. Free Cash Flow in the quarter was $2.7 million and we ended the year with $42.5 million in unrestricted cash and cash equivalents.

“Having accomplished our key 2009 financial objectives, for 2010 we are focused on generating stable Adjusted EBITDA and Free Cash Flow,” concluded Kloster.

The Company and/or its subsidiaries will evaluate and determine on a continuing basis, depending upon market conditions and the outcome of events and uncertainties described within any “forward-looking statement” descriptions or risk factors in this release or in its SEC filings, the most efficient use of the Company’s capital and resources, including efforts to invest in the Company’s network, systems, and product initiatives, and to strengthen the balance sheet.

Full Year 2009 Results

Net revenue was $815.6 million for the year ended December 31, 2009 compared to $895.9 million for year ended December 31, 2008. Adjusted EBITDA was $84.3 million for the year ended December 31, 2009 compared to $65.8 million for the year ended December 31, 2008.

Conference Call

PRIMUS will hold a conference call at 5:00 PM ET on Thursday, March 4, 2010 to discuss fourth quarter and full year 2009 results. To access the call please dial (866) 305-6438 or (706) 679-7161 approximately 10 minutes prior to the start of the conference call. The conference ID is #56510216. The conference call will also be broadcast live over the Internet with an accompanying slide presentation, which can be accessed via the Investor Relations section of PRIMUS’ web site at www.primustel.com. The webcast and slide presentation will be available for replay at www.primustel.com.

A telephonic replay of this conference call will also be available by dialing (800) 642-1687 (toll free) or (706) 645-9291 using conference ID #56510216 from 8:00 PM ET on March 4 until midnight ET on March 11.

About PRIMUS Telecommunications Group, Incorporated

PRIMUS Telecommunications Group, Incorporated is a facilities-based integrated global communications services provider offering international and domestic voice, voice-over-Internet protocol (VoIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, Brazil the United Kingdom and certain countries in western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 500 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

Financial Presentation Considerations

Primus adopted the “fresh start” provisions of ASC No. 852 on July 1, 2009, which requires that all assets and liabilities be recorded at their fair value. As a result, amounts reported subsequent to July 1, 2009 may differ materially from the values recorded in prior periods. Accordingly, the Company’s financial statements for all periods subsequent to July 1, 2009 (the “Successor Period”) will not be comparable to periods prior to July 1, 2009 (the “Predecessor Period”). To provide a more meaningful perspective on our financial and operating performance, we present in this press release certain combined results for 2009 utilizing data from the first six months of 2009, the Predecessor Period, with the last six months of the 2009, the Successor Period, in order to supplement the presentations and facilitate an evaluation of year to year data, subject to the limitations noted above.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures as defined under SEC rules, which include Adjusted EBITDA and Free Cash Flow. PRIMUS has provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on March 4, 2010 and available on our website.

Safe Harbor

Statements in this press release concerning global economic trends, demand outlook for telecom customers spending, and our prospects, operational and liquidity objectives, cost reduction initiatives, capital expenditures, anticipated uses of capital resources and financial condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “reinstate,” “opportunity,” “goal,” “objective,” “exchange,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this announcement. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: (i) the ability to service substantial indebtedness; and (ii) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission (including those listed under captions “MD&A — Liquidity and Capital Resources — Short- and Long-Term Liquidity Considerations and Risks;” “Special Note Regarding Forward-Looking Statements;” and “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q) which cover matters and risks including but not limited to (a) a continuation or worsening of global recessionary economic conditions, including the effects of such conditions on our customers and our accounts receivables and revenues; (b) the general fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; (c) the possible inability to raise additional capital or refinance indebtedness when needed, or at all, whether due to adverse credit market conditions, our credit profile or otherwise; (d) a continuation or worsening of turbulent or weak financial and capital market conditions; (e) adverse regulatory rulings or changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services; and (f) successful implementation of cost reduction efforts. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new Information, future events or otherwise.

Investor Contact:

Lippert/Heilshorn & Assoc., Inc.

Amy Gibbons/Carolyn Capaccio

212-838-3777

agibbons@lhai.com

(Tables Follow)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Six Months Ended December 31, 2009	Six Months Ended July 1, 2009	Year Ended December 31, 2008
NET REVENUE	$216,387	$203,276	$424,334	$391,216	$895,863
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	142,341	136,052	278,417	255,288	569,865
Selling, general and administrative	51,772	52,092	102,911	95,836	260,430
Depreciation and amortization	19,501	7,390	39,530	12,346	32,791
(Gain) loss on sale or disposal of assets	98	1,013	181	(43)	(6,028)

Total operating expenses	213,712	196,547	421,039	363,427	857,058

INCOME FROM OPERATIONS	2,675	6,729	3,295	27,789	38,805

INTEREST EXPENSE	(8,563)	(12,331)	(17,326)	(14,135)	(53,888)
ACCRETION ON DEBT PREMIUM, net	-	127	-	189	583
GAIN (LOSS) ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	(4,146)	2,264	(4,146)	-	36,872
GAIN (LOSS) FROM CONTINGENT VALUE RIGHTS VALUATION	1,425	-	(2,804)	-	-
INTEREST INCOME AND OTHER INCOME (EXPENSE)	401	1,122	564	396	3,279
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	16,635	(34,359)	12,188	21,121	(47,563)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	8,427	(36,448)	(8,229)	35,360	(21,912)

REORGANIZATION ITEMS, net	(255)	-	(562)	440,094	-

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	8,172	(36,448)	(8,791)	475,454	(21,912)

INCOME TAX BENEFIT (EXPENSE)	8,591	1,893	10,676	(3,907)	366

INCOME (LOSS) FROM CONTINUING OPERATIONS	16,763	(34,555)	1,885	471,547	(21,546)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(271)	176	(271)	(676)	(326)

GAIN (LOSS) FROM SALE OF DISCONTINUED OPERATIONS, net of tax	-	-	(110)	251	-

NET INCOME (LOSS)	16,492	(34,379)	1,504	471,122	(21,872)
Less: Net (income) loss attributable to the noncontrolling interest	(123)	(957)	(333)	32	(3,159)

NET INCOME (LOSS) ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$16,369	$(35,336)	$1,171	$471,154	$(25,031)

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	1.73	$(0.25)	$0.16	$3.30	$(0.17)
Loss from discontinued operations	(0.02)	-	(0.03)	-	(0.01)
Loss from sale of discontinued operations	-	-	(0.01)	-	-

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$1.71	$(0.25)	$0.12	$3.30	$(0.18)

DILUTED LOSS PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	1.70	(0.25)	0.16	2.72	(0.17)
Loss from discontinued operations	(0.03)	-	(0.03)	-	(0.01)
Loss from sale of discontinued operations	-	-	(0.01)	-	-

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$1.67	$(0.25)	$0.12	$2.72	$(0.18)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	9,600	142,674	9,600	142,695	142,643

DILUTED	9,800	142,674	9,800	173,117	142,643

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
Income (loss) from continuing operations, net of tax	$16,640	$(35,512)	$1,552	$471,579	$(24,705)
Income (loss) from discontinued operations	(271)	176	(271)	(676)	(326)
Gain (loss) from sale of discontinued operations	-	-	(110)	251	-

Net income (loss)	$16,369	$(35,336)	$1,171	$471,154	$(25,031)

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands, except share amounts)

(unaudited)

Successor
December 31, 2009
Cash and cash equivalents	$42,538
Accounts receivable, net	89,342
Other current assets	15,979

TOTAL CURRENT ASSETS	147,859

Restricted cash	10,438
Property and equipment, net	147,606
Goodwill	64,269
Other intangible assets, net	178,807
Other assets	30,323

TOTAL ASSETS	$579,302

Accounts payable	$45,819
Accrued interconnection costs	37,561
Deferred revenue	13,882
Accrued expenses and other current liabilities	45,445
Accrued income taxes	10,907
Accrued interest	1,985
Current portion of long-term obligations	4,274

TOTAL CURRENT LIABILITIES	159,873

Non-current portion of long-term obligations	253,242
Other liabilities	65,637

TOTAL LIABILITIES	478,752

Total stockholders’ equity	100,550

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$579,302

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Successor	Successor	Predecessor	Successor	Predecessor
	Three Months Ended December 31, 2009	Three Months Ended September 30, 2009	Three Months Ended December 31, 2008	Six Months Ended December 31, 2009	Six Months Ended July 1, 2009	Year Ended December 31, 2008
NET INCOME (LOSS) ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$16,369	$(15,198)	$(35,336)	$1,171	$471,154	$(25,031)
Reorganization items, net	255	307	-	562	(440,094)	-
Share-based compensation expense	843	308	69	1,151	28	268
Depreciation and amortization	19,501	20,029	7,390	39,530	12,346	32,791
(Gain) loss on sale or disposal of assets	98	83	1,013	181	(43)	(6,028)
Interest expense	8,563	8,763	12,331	17,326	14,135	53,888
Accretion on debt premium, net	-	-	(127)	-	(189)	(583)
(Gain) loss on early extinguishment or restructuring of debt	4,146	-	(2,264)	4,146	-	(36,872)
Interest (income) and other (income) expense	(401)	(163)	(1,122)	(564)	(396)	(3,279)
(Gain) Loss from Contingent Value Rights valuation	(1,425)	4,229		2,804
Foreign currency transaction (gain) loss	(16,635)	4,447	34,359	(12,188)	(21,121)	47,563
Income tax (benefit) expense	(8,591)	(2,085)	(1,893)	(10,676)	3,907	(366)
Income (expense) attributable to the non-controlling interest	123	210	957	333	(32)	3,159
(Income) loss from discontinued operations, net of tax	271	-	(176)	271	676	326
(Gain) loss from sale of discontinued operations, net of tax	-	110	-	110	(251)	-

ADJUSTED EBITDA	$23,117	$21,040	$15,201	$44,157	$40,120	$65,836

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Successor	Successor	Predecessor	Successor	Predecessor
	Three Months Ended December 31, 2009	Three Months Ended September 30, 2009	Three Months Ended December 31, 2008	Six Months Ended December 31, 2009	Six Months Ended July 1, 2009	Year Ended December 31, 2008
NET CASH PROVIDED BY OPERATING ACTIVITIES BEFORE REORGANIZATION ITEMS	$8,199	$12,992	$4,084	$21,191	$21,740	$8,779
Net cash used in purchase of property and equipment	(5,510)	(3,886)	(4,685)	(9,396)	(5,660)	(25,441)

FREE CASH FLOW	$2,689	$9,106	$(601)	$11,795	$16,080	$(16,662)